UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2015

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

601 Merritt 7
Norwalk, Connecticut 06851
(Address of principal executive offices)

(203) 810-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Executive Vice President, Global Director of Sales

On January 21, 2015, Michael Frankenfield stepped down from his position as Executive Vice President, Global Director of Sales, and was replaced by Scott Miller. Mr. Frankenfield, who has been with FactSet Research Systems Inc. (“FactSet” or the “Company”) since 1989 and had been in his current role since 2009, will remain with the Company as a Vice Chairman and work in a senior executive sales advisory position, reporting directly to Philip Snow, President. Messrs. Miller and Frankenfield will work together in the coming months to ensure a smooth transition of the Company's sales and consulting responsibilities.

Appointment of New Executive Vice President, Global Director of Sales

Effective January 21, 2015, FactSet appointed Scott Miller as the Company’s new Executive Vice President, Global Director of Sales. Mr. Miller succeeds Michael Frankenfield and will report directly to Philip Snow. Scott Miller’s global experience and deep understanding of the financial technology and data business complements the Company’s business model and enables him to be well-positioned to drive the next phase of FactSet’s growth.

Prior to his appointment as FactSet’s new Executive Vice President, Global Director of Sales, Mr. Miller (age 46) was employed by Bloomberg L.P., where he had executive responsibility for enterprise accounts. Mr. Miller was a founding executive and Global Chief Operating Officer of Bloomberg’s Enterprise Solutions Group, responsible for the strategy and execution of that group’s major initiatives and day-to-day management. Previously, Mr. Miller spent 10 years in sales leadership roles within Bloomberg’s Financial Products Group, including Head of Sales, Americas; Regional Sales Manager, Americas; Regional Sales Manager, EMEA; and National Sales Manager, EMEA. From 1995 to 1998, Mr. Miller worked in fixed income sales at Bank of Montreal in London. He started his career in 1992 at Nesbitt Thomson in Montreal, Canada and is a graduate of St. Francis Xavier University.

In connection with his employment, Scott Miller will receive an annual base salary of $275,000 and is guaranteed a performance bonus of at least $625,000 for fiscal 2015. Mr. Miller will receive this performance bonus in cash when fiscal year-end corporate bonuses are paid during October 2015, provided that he remains employed by FactSet and is in good standing at the time bonuses are paid. In addition, Mr. Miller will receive a $625,000 signing bonus, payable in January 2015. Should Mr. Miller’s employment with FactSet terminate prior to August 31, 2016 for any reason other than voluntary resignation, material violation of the Company’s Code of Conduct (if such violation is not cured within 20 days following written notice), or as a result of a conviction, Mr. Miller is guaranteed cash compensation of $900,000 for fiscal 2015 and $750,000 for fiscal 2016.

Mr. Miller was granted 25,075 stock options with an aggregate grant date fair value of $1,000,000 on January 21, 2015 pursuant to the FactSet Research Systems Inc. 2004 Stock Option and Award Plan, as Amended and Restated. These stock options cliff vest 60% after three years of service (on January 21, 2018) and the remaining 40% cliff vest after five years (on January 21, 2020). An additional share-based award with an intended value of $350,000 will be granted to Mr. Miller in conjunction with the Company’s fiscal 2015 year-end equity grant (which is currently estimated to be in early November 2015); provided that he is employed by FactSet and is in good standing at the time of grant. The number of share-based awards to be granted in order to deliver $350,000 in value will be determined on the grant date using an option-pricing model.

Mr. Miller does not have any family relationships with any of the Company's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

A copy of the Company’s press release announcing the matters described under Item 5.02 above is attached hereto and furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of FactSet Research Systems Inc., dated January 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

Date: January 22, 2015	By:	/s/ Maurizio Nicolelli
Maurizio Nicolelli
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release of the Registrant, dated January 21, 2015